Exhibit 1.1
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                    STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-12H

                                TERMS AGREEMENT

                                                             Dated: May 25, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust
    Agreement dated as of May 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the
    "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:    Series 2004-12H.

Terms of the Series 2004-12H Certificates: Structured Asset Securities Corporation, Series 2004-12H Mortgage Pass-Through Certificates, Class 1A, Class 1A-IO, Class 1A-PO, Class 2A, Class 1B1, Class 1B2, Class 2B1, Class 2B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1A, Class 1A-IO, Class 1A-PO, Class 2A, Class 1B1, Class 1B2, Class 2B1, Class 2B2 and Class B3 (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-106925.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1A, Class 1A-IO, Class 1A-PO, Class 2A and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and "Aaa" by Moody's Investors Service, Inc. ("Moody's"); the Class 1B1 Certificates be rated "AA" by Fitch and Standard & Poor's, a division of The McGraw-Hill Companies ("S&P" and together with Fitch and Moody's, the "Rating Agencies"), and "Aa2" by Moody's; the Class 1B2 Certificates be rated "A" by Fitch and S&P, and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by Fitch and S&P, and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: May 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about May 28, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                         LEHMAN BROTHERS INC.


                                         By:      _________________________
                                                  Name:    Bradford Andres
                                                  Title:   Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:      _________________________
         Name:    Bradford Andres
         Title:   Senior Vice President



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                                  Schedule 1
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

                                    Initial Certificate
                                   Principal or Notional             Certificate                Purchase Price
            Class                        Amount(1)                  Interest Rate                 Percentage

              A1                       $137,933,000                     6.00%                        100%
            1A-IO                     $26,435,000(2)                    1.00%                        100%
            1A-PO                       $4,239,312                    0.00%(3)                       100%
              2A                        $26,365,000                  Variable(4)                     100%
             1B1                        $1,393,000                      6.00%                        100%
             1B2                        $1,173,000                      6.00%                        100%
             2B1                         $258,000                    Variable(4)                     100%
             2B2                         $218,000                    Variable(4)                     100%
              B3                         $956,000                    Variable(5)                     100%
              R                         $100                            6.00%                        100%

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(1)      These balances are approximate, as described in the prospectus supplement.

(2) The Class 1A-IO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(3) The Class 1A-PO Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(4) These Certificates will accrue interest based on the Net WAC of Pool 2, as described in the Prospectus Supplement.

(5) These Certificates will accrue interest based on variable interest rates, as described in the Prospectus Supplement.